CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
1.850% InterNotes® Due December 15, 2017	$4,210,000	$574.24
2.450% InterNotes® Due December 15, 2019	$3,732,000	$509.04
3.050% InterNotes® Due December 15, 2022	$6,328,000	$863.14

								Filed under 424(b)(2), Registration Statement No. 333-164985
				Pricing Supplement No. 125 -Dated Monday, December 17, 2012 (To: Prospectus Dated February 19, 2010, and Prospectus Supplement Dated February 19, 2010)
CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
26054LRQ8	$4,210,000.00	100%	1.250%	$4,157,375.00	1.850%	Semi-Annual	12/15/2017	06/15/2013	$8.99	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 12/15/2013 and every coupon date thereafter

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Citi, Merrill Lynch, Morgan Stanley, UBS Securities LLC, Wells Fargo Advisors, LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the interest payment date occurring on 12/15/2013 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

26054LRR6	$3,732,000.00	100%	1.450%	$3,677,886.00	2.450%	Semi-Annual	12/15/2019	06/15/2013	$11.91	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 12/15/2013 and every coupon date thereafter

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Citi, Merrill Lynch, Morgan Stanley, UBS Securities LLC, Wells Fargo Advisors, LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the interest payment date occurring on 12/15/2013 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

26054LRS4	$6,328,000.00	100%	1.800%	$6,214,096.00	3.050%	Semi-Annual	12/15/2022	06/15/2013	$14.83	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 12/15/2013 and every coupon date thereafter

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Citi, Merrill Lynch, Morgan Stanley, UBS Securities LLC, Wells Fargo Advisors, LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the interest payment date occurring on 12/15/2013 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

The Dow Chemical Company 2030 Willard H. Dow Center Midland, Michigan 48674

Trade Date: Monday, December 17, 2012 @ 12:00

PM ET Settle Date: Thursday, December 20, 2012

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only DTC
Number 0235 via RBC Dain Rauscher Inc

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Legal Matters:

In the opinion of Kenneth Hemler, Counsel, of The Dow Chemical
Company (the “Company”), the notes offered by this pricing
supplement have been duly authorized, and when executed and issued by the Company, authenticated by the Trustee pursuant to the
Indenture, and delivered against payment as contemplated herein, such notes will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity). This opinion is given as of the date hereof and is limited to the law of the State of New York and the General
Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to the same assumptions and qualifications stated in the letter of such counsel dated October 30,
2012, filed in the Company’s Current Report on Form 8-K dated
October 30, 2012 and incorporated by reference as Exhibit 5.1 to the
Company’s registration statement on Form S-3 ASR (No.: 333-
164985). Capitalized terms used in this paragraph without definition have the meanings ascribed to them in the accompanying Prospectus
Supplement.

InterNotes® is a registered trademark of Incapital Holdings LLC.
All Rights Reserved.

The Dow Chemical Company The Dow Chemical Company InterNotes